State of Delaware Secretary of State Division of Corporations Delivered 12:38 PM 11/21/2013 FILED 12:22 PM 11/21/2013 SRV 131334858 - 5436402 FILE

CERTIFICATE OF INCORPORATION
OF

Upholstery International, Inc.

FIRST:	The name of the corporation is: Upholstery International, Inc.

SECOND:
The address of the registered office of the corporation in the State of Delaware is located at:
    108 West 13th Street, Wilmington, Delaware 19801
    Located in the County of New Castle
The name of the registered agent at that address is:
    Business Filings Incorporated

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:	The total number of shares of stock which the corporation is authorized to issue is 110,000,000, 100,000,000 shares of common stock having a ($0.0001) par value and 10,000,000 of preferred stock having a ($0.0001) par value.

FIFTH:	No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

SIXTH:	The name and address of the incorporator is Business Filings Incorporated, 8040 Excelsior Dr., Suite 200, Madison, WI 53717.

SEVENTH:	The name and address of the director of the corporation is:

Ken Kovie, 8005 West 183rd Street Suite E, Tinley Park, Illinois 60487

1, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file, and record this Certificate of Incorporation and do certify that the facts herein are true.

Business Filings Incorporated, Incorporator Mark Williams, A.V.P.	Dated: November 21, 2013

Delaware
The first State

    I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRÜE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "UPHOLSTERY INTERNATIONAL, INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2013, AT 12:22 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.